SALE PROCEEDS AGREEMENT

This Sale proceeds Agreement (the "Agreement") is entered into this 10th day of September 2004 (the "Effective Date"), among Stimulys, Inc., a Delaware corporation and any successors (collectively "Stimulys"), whose address is 2245 Keller Way, Carrollton, Texas 75006, and Spar Incentive Marketing, Inc., a Delaware corporation ("Spar"), whose address is 580 White Plains Road, 6th Floor, Tarrytown, New York 10591.

                                    RECITALS

     A. Stimulys is a wholly-owned subsidiary of Performance Holdings, Inc., a Delaware corporation ("PHI"). PHI is indebted to Spar in the amount of approximately $7,664,019 as of the Effective Date, pursuant to (i) two Term Promissory Notes dated as of June 30, 2002 (the "Term Notes") in the original principal amounts of $2,500,000 and $3,500,000, respectively, issued by PHI, as borrower, to Spar, as lender, and (ii) that certain Term Loan, Guaranty and Security Agreement dated as of June 30, 2002 (the "Term Loan Agreement") among PHI, as borrower, Stimulys, as guarantor, and Spar, as lender. The loan made pursuant to the Term Notes and the Term Loan Agreement is referred to as the "Term Loan."

     B. All assets of PHI and Stimulys are pledged as collateral to secure repayment of the Term Loan.

     C. The parties wish to restructure the obligations of Stimulys and PHI to Spar pursuant to the Term Loan. The parties wish to enter into this Agreement to memorialize the terms of such restructuring.

                              TERMS AND PROVISIONS

     In consideration of the mutual promises made in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the meanings indicated:

     - "Change of Control" means either (i) a sale, transfer or other disposition of over 50% of the assets of Stimulys outside the ordinary course of Stimulys' business, to a Non-Affiliate that is not related to any of the stockholders in the broadcast definition, (ii) a merger, consolidation or similar transaction the result of which is that the owner of over 50% of Stimulys' assets is a Non-Affiliate, or (iii) a sale of over 50% of the common stock or other voting securities of Stimulys, the result of which is that more than 50% of Stimulys' voting securities are Controlled by one or more Non-Affiliates. Any transaction in which an Initial Owner and/or its affiliate increases its ownership percentage in Stimulys to over 50% shall also be considered a change in control. The change in control covers either a single transfer or a change in control by a series of transfers or sale that cumulatively exceeds 50%.


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     -    "Control" "Controlled by" and "Controlling" means, with respect to the voting securities of a given entity, the right to direct the voting or disposition of such voting securities, where due to ownership of the voting securities, contractual right, or otherwise.

     - "Hunter Securities" means all equity or other type of securities in Stimulys or any related companies or affiliates fully or partly owned or Controlled directly or indirectly in whole or in part by Thomas Hunter or by any member of his immediate family.

     - "Initial Owner" or "Initial Owners" means shareholders included on Exhibit ___ in their respective percentages and their wholly owned subsidiaries.

     - "Net Proceeds" means (i) in the case of an asset sale that constitutes a Change of Control transaction, the aggregate cash or other consideration received by Stimulys in respect of such transaction, or
          (ii) in the case of a Change of Control transaction other than a sale of assets, the aggregate cash or other consideration received by the selling parties in respect of such transaction (provided that if the transaction involved less than 100% ownership of Stimulys, such cash proceeds shall be deemed increased for purposes of this definition to the amount that would have been received if the transaction involved 100% ownership of Stimulys); in each case net of direct costs relating to such transaction (including without limitation, legal, accounting and investment banking fees, and sales commissions) and net of the amount of Stimulys' outstanding indebtedness (provided that such indebtedness shall be excluded only if and to the extent such indebtedness did not reduce the appraised value of Stimulys by the amount of such indebtedness, and is assumed directly or indirectly by the purchaser).

     - "Non-Affiliate" means (i) one or more persons, entity or entities that are not Initial Owners.

     - Non-Tax Distribution" means any dividend or other distribution to Stimulys' equity owners in excess of the amount necessary to satisfy the obligations of such equity owners to pay all local, state and federal income taxes due or to become due before or during the year in which the distribution is made as a result of their ownership interest in Stimulys (assuming a tax rate applicable to such distributions equal to the sum of the highest incremental local, state and federal income tax rates applicable at the time to individuals) if and only if Stimulys is a non-taxable entity.

2.   Commitment Regarding Sale Proceeds.

          A. Base Commitment. Upon the occurrence of a Change of Control transaction, Stimulys or the selling parties, as the case may be, shall distribute or cause to be distributed to Spar a portion of the Net Proceeds from such Change of Control transaction, within 30 days of receipt of the Net Proceeds, equal to the sum of:


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          (i)   Twenty-Three  and  One-Half  percent  (23  1/2%)  of  the  first
     $10,000,000 of Net Proceeds; and

          (ii)  Fifteen   percent  (15%)  of  any  Net  Proceeds  in  excess  of
     $10,000,000.

The proceeds to which Spar is entitled pursuant to this Section 2.A shall be in the same form (i.e., cash, securities, other consideration, or any combination of the foregoing) and proportions as the consideration received by the seller(s) in the applicable Change of Control transaction, unless the parties affected thereby otherwise agree.

          B. Right of First Refusal to Spar. As a condition to the entry by Stimulys into a Change of Control transaction, Stimulys shall first be required to: (i) secure an appraisal of Stimulys by a nationally recognized business appraisal company with expertise in valuing companies such as Stimulys, (ii) provide Spar a copy of the appraisal report, together with a written offer, which shall remain in effect for a period of thirty days and shall be legally binding on Stimulys, to sell all of Stimulys' assets (unless the parties shall agree to a stock sale or another form of sale transaction) to Spar for cash equal to 90% of the sum of (x) the appraisal value of Stimulys shown in the appraisal report plus (y) the amount of Stimulys' outstanding indebtedness (provided that such indebtedness shall be added to the appraised value only if and to the extent such indebtedness did not reduce the appraised value of Stimulys, and is not assumed directly or indirectly by SPAR).

          If Spar elects to exercise such right to purchase Stimulys' assets for 90% of the appraised value of Stimulys plus the amount of Stimulys' indebtedness (if applicable), the parties shall proceed forthwith to preparation of asset purchase and sale documents in form customary and reasonable for a transaction of that type and size, and shall close such purchase and sale as soon as is reasonably practicable.

          Because the sale to Spar in that instance shall constitute a Change of Control transaction, Spar shall be entitled to receive a portion of the Net Proceeds from the transaction, which may be deducted from the sale price if requested by Spar.

          If Spar does not elect to exercise its right to purchase Stimulys' assets, Stimulys and its owners shall be free to pursue a sale transaction within six months thereafter for a price no less than 90% of the appraised value shown in the appraisal and under the same terms and conditions offered to SPAR.

          C. Distributions Prior to Change of Control. If approved by Stimulys' Board of Directors and subject to the availability of distributable funds thereof, Stimulys may make distributions to its equity owners from time to time. To the extent any such distribution constitutes a Non-Tax Distribution, Spar shall be entitled to a payment equal to 30.72% of such Non-Tax Distribution until total distributions to Spar pursuant to this
     Section 2.C equal $2,350,000, after which Spar shall be entitled to further distributions equal to 17.65% of any subsequent Non-Tax Distributions. Notwithstanding the preceding, there will be no Non-Tax Distributions made unless (A) Stimulys' cumulative

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

     net income after taxes from the effective date of this agreement to the date of the Non-Tax Distribution exceeds two million dollars ($2,000,000.00) and Stimulys' Tangible Net deficit (negative tangible net worth) is no less than minus four million seven hundred thousand dollars ($4,700,000.00) after any non-tax distribution). For purposes of clarification, if the Tangible Net Deficit is $(4,700,001.00), a Non-Tax Distribution cannot be made, if the Tangible Net Deficit is $(4,699,999.00), a Non-Tax Distribution can be made. In any given year, total Non-Tax Distributions will be limited to 30% of the prior years net income after taxes as reported in Stimulys' year and audited financial statements. Prior to issuance, any Non-Tax Distribution must be approved by the Stimulys Lender/Lenders in effect at that time. Spar's approval will not be required. No distributions will be made in the two years prior to a sale.

          D. Escrow of Shares. In order to ensure that Spar received the portion of the proceeds of a Change of Control transaction as set out in Section 2.A above, as a condition to the effectiveness of this Agreement Thomas Hunter shall tender the certificate(s) evidencing the Hunter Securities to a mutually acceptable neutral party serving as Escrow Agent under an Escrow Agreement to be executed contemporaneously herewith, which shall be in the form attached hereto as Exhibit A (the "Escrow Agreement"). The escrow arrangement shall not affect Mr. Hunter's ability to vote the Hunter Securities or to receive distributions in respect of such securities.

          E. Restriction on Non-Change of Control Transactions. Neither Stimulys nor its owners shall be entitled to conduct any sale of Stimulys' assets or stock to a third party entity that does not result in a Change of Control, unless (i) the acquirer shall have assumed in writing all of the obligations of Stimulys under this Agreement, (ii) the Escrow Agreement shall have been modified to apply to the acquirer entity in lieu of Stimulys, and (iii) Thomas Hunter shall have tendered all equity securities he Controls or will Control in the acquiring entity to the Escrow Agent as contemplated in Section 2.D above.

     3. Release of Term Loan. Spar acknowledges that the commitments of Stimulys made in Section 2 above fully and finally satisfy all indebtedness of any part in respect of the Term Loan. Accordingly, Spar hereby releases PHI and Stimulys from any and all claims, demands, liability or causes of action in respect of the Term Loan, including without limitation all obligations of PHI and Stimulys under the Term Notes, the Term Loan Agreement, and all other documents, instruments, agreements and other writing entered into by PHI, Stimulys or Spar in order to give effect to the Term Loan.

     4. Release of Collateral. Without limiting the generality of Section 3 above, Spar acknowledges that any security interest it has in any collateral pledged pursuant to the Term Loan Agreement is hereby forever released. Spar agrees to assist Stimulys with and to cooperate (including without limitation execution and filing (at Stimulys' expense) of UCC-3 Partial Termination Statements) in the termination of Spar's security interest in collateral of either Stimulys or PHI, other than Spar's security interest in the accounts receivable of Stimulys, all as reasonably requested by Stimulys or PHI from time to time.

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

     5.   Mutual Release.

     A. Release by Spar. Spar, on behalf of itself and its affiliates, successors, assigns, divisions, parents, subsidiaries, employees, agents, directors, officers, shareholders, attorneys, successors and assigns (collectively referred to as the "Spar Parties"), hereby releases, acquits and forever discharges Stimulys, its affiliates (including without limitation PHI), successors, assigns, divisions, parents, subsidiaries, employees, agents, directors, officers, shareholders, attorneys, successors and assigns (collectively referred to as the "Stimulys Parties") of and from any and all liabilities, claims, remedies, demands, suits or causes of action of whatsoever kind or character, in whole or in part whether choate or inchoate, which the Spar Parties now have or ever have had against the Stimulys Parties arising from any occurrence or transaction between the Spar Parties and the Stimulys Parties from the beginning of time to the date hereof; provided, -------- however, that notwithstanding the foregoing, nothing in this Section 5.A shall be construed as or shall have the effect of ------- releasing any obligation of any of the Stimulys Parties under this Agreement or any other document or agreement entered into simultaneously herewith.

     B. Release by Stimulys. Stimulys, on behalf of itself and the other Stimulys Parties, hereby releases, acquits and forever discharges the Spar Parties and from any and all liabilities, claims, remedies, demands, suits or causes of action of whatsoever kind or character, in whole or in part, whether choate or inchoate, which the Stimulys Parties now have or ever have had against the Spar Parties arising from any occurrence or transaction between the Spar Parties and the Stimulys Parties from the beginning of time to the date hereof; provided, however, that notwithstanding the foregoing, nothing in this Section 6.A shall be construed as or shall have the effect of releasing any obligation of any of the Spar Parties under this Agreement or any other document or agreement entered into simultaneously herewith.

     6. Management of Company. At all times while this Agreement is in effect, Stimulys shall be managed in a normal and customary manner, consistent with past practices.

     7. Provision of Financial Information. No later than 120th day after the end of each fiscal year of Stimulys, Stimulys shall provide Spar its financial statements for the prior fiscal year, prepared in accordance with Generally Accepted Accounting Principles consistently applied, including all accompanying footnotes audited by a non-related accounting firm acceptable and approved by the Stimulys Lender/Lenders in effect at that time. Stimulys shall also provide quarterly unaudited statements or such other statements as would be normally maintained and usual.

     8. Expenses. The parties agree each will be responsible for and bear all of its own costs and expenses in connection with the transactions contemplated by this Agreement, including, but not limited to, all attorneys, accountants, investment advisors or other professional fees incurred by the parties. The parties agree that no broker or finder is or will be due any fee or other compensation in connection with the transactions contemplated by this Agreement. No expenses incurred by any party shall be assumed to be paid by any other party without the written permission of the responsible party.

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     9.  Disclosure.  Except as and to the extent  required by law,  without the prior written consent of the other party neither Stimulys nor Spar will make, and each will direct its representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding this transaction or any of the terms, conditions, or other aspects of the transaction described in this Agreement, except to their banks, auditors and legal or financial advisors. If a Party is required by law to make any such disclosure, such Party shall first notify the other party of the content of the proposed disclosure, the reasons such disclosure is required by law, and the time and place that the disclosure will be made. SPAR will be allowed to provide that information which in its sole judgment is required to be filed as part of any official documents filed with the SEC or other governmental or regulatory agencies. Such information shall include any required press release.

     10. Entire Agreement; Amendments. The provisions of this Agreement constitute the entire and only agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, commitments, representations, understandings, or negotiations, oral or written, and all other communications relating to the subject matter hereof. No amendment or modification of any of the provisions of this Agreement will be effective unless set forth in a document that purports to amend this Agreement and is executed by all parties hereto.

     11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which counterparts collectively shall constitute one instrument representing the agreement between the parties hereto. It shall not be necessary that any one counterpart be signed by all of the parties hereto as long as each of the parties has signed at least one counterpart.

     12. Governing Law and Venue. The validity, construction, and performance of this Agreement shall be governed by and in accordance with the laws of the State of New York (other than those choice of law rules that would defer to the substantive laws of another jurisdiction). This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law. Each party hereby consents and agrees that the Supreme Court of the State of New York for the County of Westchester and the United States District Court for the Southern District of New York, County of Westchester, each shall have personal jurisdiction and proper venue with respect to any dispute between the parties under or related to this Agreement; provided that the foregoing consent shall not deprive either party of the right in its sole and absolute discretion to voluntarily commence or participate in any action, suit or proceeding in any other court having jurisdiction and venue over the other party. The preceding consents to jurisdiction and venue have been made by the parties in reliance (at least in part) on Section 5-1402 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law. Each party will not raise, and hereby absolutely, unconditionally, irrevocably and expressly waives forever, any objection or defense in any such dispute to any such New York jurisdiction as an inconvenient forum.

     13. Interpretation. The parties acknowledge that each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its

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

revision. Accordingly, the normal rule of construction, to the effect that ambiguities are resolved against the drafting party, shall not be employed in the interpretation of this Agreement; and its terms and provisions shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party is generally responsible for the preparation of this Agreement.




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                                    Exhibit A
                                       To
                             Sale Proceds Agreement


                                Escrow Agreement
                                [See attachment]

                                    EXECUTION


The parties have executed this Sale Proceeds Agreement as of the Effective Date.


                           STIMULYS:


                           By:    /s/ Thomas Hunter
                                  ----------------------------------------------
                                  Thomas Hunter, President

                           SPAR:

                           SPAR INCENTIVE MARKETING, INC.

                           By:    /s/ Robert Brown
                                  ----------------------------------------------
                                  Robert Brown, Chairman & CEO


Performance Holdings and other current stockholders need to sign as a party and be bound by the change in control and payment provisions in case they sell the stock of Stimulys. This is contemplated as a business matter by Section 2A but is not enforceable against PHI and the other stockholders without its participation in the agreement.